Exhibit 99.1

HCC Insurance Holdings, Inc.
HCC INSURANCE HOLDINGS APPROVES NEW SHARE REPURCHASE PROGRAM
HOUSTON (March 14, 2011) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that its Board of Directors has authorized a new share repurchase program that provides for the repurchase of up to an aggregate of $300 million of the Company’s common stock.
“HCC’s repurchase plan reflects our confidence in the strength of our financial position, our earnings capacity, and our continued commitment to manage capital efficiently,” HCC President and Chief Executive Officer John N. Molbeck, Jr., said.
The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Repurchases under the plan will be made opportunistically from time to time at prices approved by the Board of Directors, subject to market and business conditions, as well as the Company’s level of cash generated from operations, cash required for acquisitions, debt covenant compliance, and other relevant factors. The plan does not obligate the Company to purchase any particular number of shares, has no expiration date, and may be suspended or discontinued at any time at the Company’s discretion.
This authorization replaces an existing share repurchase program approved by the Board on May 27, 2010 that provided for the repurchase of up to $300 million of the Company’s common stock only at prices below book value per share.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of December 31, 2010, HCC had assets of $9.1 billion and shareholders’ equity of $3.3 billion. HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” by Moody’s Investors Service, Inc.
For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations HCC Insurance Holdings, Inc. Telephone: (713) 996-1192
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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